EXHIBIT A

                            CONTENT LICENSE AGREEMENT

         AGREEMENT made as of the 3rd day of January, 1999, by and between CBS Corporation, a Pennsylvania corporation with offices at 51 West 52nd Street, New York, New York 10019 ( "CBS"), and hollywood.com, Inc., a California corporation with offices at 2255 Glades Road, Suite 237W, Boca Raton, Florida 33431 ("Hollywood").

1.       DEFINITIONS

         1.1 "Affiliate" of the Person concerned, means a Person that directly or indirectly (through one or more intermediaries) controls, is controlled by or is under common control with such Person.

         1.2 "Annual Ceiling" shall have the meaning set forth in section 2.3(c)(i) hereof.

         1.3 "Arbitration Proceeding" means a proceeding conducted in accordance with the following rules:

                  (a) such proceeding is commenced by the party concerned, within five (5) days after notice to the other party of its intent to elect arbitration (under paragraph 1.6 below), and requesting the New York office of the American Arbitration Association to designate one arbitrator (who is a retired federal or state judge or a member of the CPC Panel of Distinguished Neutrals of the CPR Institute for Dispute Resolution and who is not and has not been an affiliate, employee, consultant, officer, director or stockholder of CBS or Big Entertainment, Inc. ("BEI")) to conduct the proceeding;

                  (b) within seven (7) days after the designation of the arbitrator, the arbitrator and the parties shall meet, at which time each party shall be required to set forth in writing all disputed issues, together with its proposed resolution of the matter, all in reasonable detail and containing such supporting materials it may choose to submit;

                  (c) the arbitrator shall set a date for a hearing, which shall be no later than ten (10) days after the submission of written proposals pursuant to subparagraph 1.3(b) above, to discuss each of the issues identified by the parties. Each party shall have the right to be represented by counsel. The arbitration shall be governed by the Commercial Arbitration Rules of the American Arbitration Association; provided, however, that the Federal Rules of Evidence shall apply with regard to the admissibility of evidence;

                  (d) the arbitrator shall rule on the matter at issue within seven (7) days after the completion of the hearing described in subparagraph 1.3(c) above. All rulings of the arbitrator

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shall be in writing, shall be delivered to the parties and shall be final and conclusive as to any such matter; and

                  (e) the arbitration shall be conducted in New York City.

         1.4 "Capital Stock" means any common stock or preferred stock of BEI and any options, warrants, rights, or other securities that are convertible, exercisable, or exchangeable into common stock or preferred stock of BEI.

         1.5 "CBS License Guidelines" means the clearance, form, format and use restrictions and procedures set forth in Exhibit A attached hereto.

         1.6 "CBS Competitor" means any Person, other than CBS or any Affiliate of CBS, who is primarily engaged in North America directly, or indirectly through an Affiliate, in radio or television programming or radio or television program distribution (including, without limitation, free over-the-air, telephone, Internet or microwave). A CBS Competitor shall not include any of the following:

                  (a) any Person engaged in television programming or television program distribution, provided such Person's aggregate revenues generated from television programming and television program distribution are less than five percent (5%) of the aggregate revenues of the television broadcast market.

                  (b) any Person engaged in free over-the-air radio programming or radio program distribution provided such Person is not one of the top two (excluding CBS) nationally ranked radio broadcast networks, based on overall radio audience ratings.

                  (c) any Person engaged in television programming or television program distribution over the Internet ("Television Internet Concern"), provided either of the following conditions are met:

                           (i) the aggregate revenue of the Internet video streaming market/industry ("Internet Video Streaming Market") is less than 10% of the aggregate revenue for the network television broadcast market; or

                           (ii) if the aggregate revenue of the Internet Video Streaming Market is equal to or more than 10% of the aggregate revenue for the network television broadcast market, then the Television Internet Concern shall not be a CBS Competitor if the aggregate revenue of such Television Internet Concern generated by television programming or television program distribution over the Internet is less than 10% of the aggregate revenue of the Internet Video Streaming Market.

The foregoing markets and revenues shall be identified/delineated by Veronis, Suhler & Associates, provided, however, that if Veronis, Suhler is not a nationally reputable media/ communications forecasting service or does not (as a matter of course) provide the relevant data,


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the parties shall mutually agree upon a nationally reputable media/communications forecasting service (the "Forecasting Service"). In the event that the parties are unable to reach agreement upon the Forecasting Service within ten (10) business days of commencement of discussion on the issue, then either party hereto shall have the right to elect to commence an Arbitration Proceeding to determine the Forecasting Service.

                  (d) any Person engaged in radio programming or radio program distribution over the Internet ("Radio Internet Concern"), provided either of the following conditions are met:

                           (i) the aggregate revenue of the Internet radio streaming market/industry ("Internet Radio Streaming Market") is less than 10% of the aggregate revenue for the radio broadcast market; or

                           (ii) if the aggregate revenue of the Internet Radio Streaming Market is equal to or more than 10% of the aggregate revenue for the radio broadcast market, then the Radio Internet Concern shall not be a CBS Competitor if the aggregate revenue of such Radio Internet Concern generated by radio programming or radio program distribution over the Internet is less than 10% of the aggregate revenue of the Internet Radio Streaming Market.

The foregoing markets and revenues shall be identified/delineated by Veronis, Suhler & Associates, provided, however, that if Veronis, Suhler is not a nationally reputable media/ communications forecasting service or does not (as a matter of course) provide the relevant data, the parties shall mutually agree upon a nationally reputable media/communications forecasting service (the "Forecasting Service"). In the event that the parties are unable to reach agreement upon the Forecasting Service within ten (10) business days of commencement of discussion on the issue, then either party hereto shall have the right to elect to commence an Arbitration Proceeding to determine the Forecasting Service.

                  (e) any Person who owns or operates a multichannel video program distribution service, a cable system, a wireless cable system or a direct broadcast satellite system, so long as such Person does not otherwise engage (either directly or indirectly through an Affiliate) in television or radio programming or program distribution.

                  (f) any Person engaged in the production of television programs or other audio visual materials, so long as such Person does not otherwise engage (either directly or indirectly through an Affiliate) in television or radio programming or program distribution.

                  (g) AT&T Corporation, Comcast Corporation, Gannett Co, Inc. or The Times Mirror Company, as constituted on the date of this Agreement.

                  (h) any Person engaged in television programming or television program distribution, so long as neither CBS nor any Affiliate of CBS owns a majority interest in the CBS Television Network

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                  (i) any Person engaged in radio programming or radio program distribution, so long as neither CBS nor any Affiliate of CBS owns a majority interest in Infinity Broadcasting Corporation.

The revenue calculations in the preceding sentences shall be based on the last full fiscal year of the Person (including, without limitation, Television Internet Concern or Radio Internet Concern) concerned and the last full calendar year of the applicable market/industry.

         1.6 "CBS Content" means any Television Content, including archival Content, related to the movie business or any particular motion picture and contained in CBS's regularly scheduled hard news broadcasts, scheduled special events coverage and unscheduled live breaking news coverage, which CBS has the right to license for use on the Internet. Notwithstanding anything contained herein to the contrary, nothing herein shall be construed to grant Hollywood any rights to CBS Radio Content.

         1.7 "CBS Content Pages" means pages of the Hollywood Site that include any CBS Content.

         1.8 "Ceiling Amount" shall have the meaning ascribed to it in section 2.4(a)(i).

         1.9 "Co-Branded Site" means an Internet Site: (a) that contains/displays a majority of the Content displayed on the Hollywood Site, and displays such Content in the same form and format as featured on the Hollywood Site; (b) is branded with the Hollywood name (or trademark) and the name/trademark of the third-party Web Site and (c) is accessed from the third party Web Site.

         1.10 "Collaboration Agreement" means any one of the following agreements between or among CBS, Hollywood and BEI: (a) this Agreement; (b) the Advertising and Promotion Agreement dated as of even date (the "Ad Agreement")
(c) the Stock Purchase Agreement dated as of even date; (d) the Investor's Rights Agreement dated as of even date and (e) the Voting Agreement dated as of even date.

         1.11 "Content" means text, graphics, photographs, video, audio and/or other data or information, including, without limitation, Television Content, relating to any subject, and/or advertisements.

         1.12 "Contract Year" means the annual period beginning on the date of commencement of the term of this Agreement, and each subsequent annual period during the term beginning on the anniversary of that commencement date (as such Year may be suspended or extended, and those dates postponed, as provided herein).

         1.13 "Hollywood Content" means any Content owned or controlled by Hollywood other than CBS Property (as defined in subparagraph 4.1(a)).

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         1.14 "Hollywood Site" means: (a) the Internet Web Site owned or controlled by Hollywood (and is accessed via the URL www.hollywood.com) that features or will feature movie, music and television-related news, data and merchandise offers and related Content and merchandise offers; (b) any Co-Branded Site and (c) any Mirror Site.

         1.15 "Intellectual Property Rights" means all inventions, discoveries, trademarks, patents, trade names, copyrights, jingles, know-how, intellectual property, software, shop rights, licenses, developments, research data, designs, technology, trade secrets, test procedures, processes, route lists, computer programs, computer discs, computer tapes, literature, reports and other confidential information, intellectual and similar intangible property rights, whether or not patentable or copyrightable (or otherwise subject to legally enforceable restrictions or protections against unauthorized third party usage), and any and all applications for, registrations of and extensions, divisions, renewals and reissuance of, any of the foregoing, and rights therein, including without limitation (a) rights under any royalty or licensing agreements, and (b) programming and programming rights, whether on film, tape or any other medium.

         1.16 "Internet" means a global network of interconnected computer networks, each using the Transmission Control Protocol/Internet Protocol and/or such other standard network interconnection protocols as may be adopted from time to time, which is used to transmit Content that is directly or indirectly delivered to a computer or other digital electronic device for display to an end-user, whether such Content is delivered through on-line browsers, off-line browsers, or through "push" technology, electronic mail, broadband distribution, satellite, wireless or otherwise.

         1.17 "Internet Site" or "Web Site" means any site or service delivering Content on or through the Internet, including, without limitation, any on-line service such as America Online, Compuserve, Prodigy and the Microsoft Network.

         1.18 "Market Value" shall have the meaning ascribed to it in section 2.4(a)(iii).

         1.19 "Mirror Site" means an Internet Site that contains the same Content as the Hollywood Site and is displayed in the same form/format as the Hollywood Site, and which (a) is located at a geographic location distinct from the Hollywood Site and (b) is created for the sole purpose of improving the performance of and accessibility to the Hollywood Site.

         1.20 "Person" means any natural person, legal entity, or other organized group of persons or entities. (All pronouns whether personal or impersonal, which refer to Persons include natural persons and other Persons.)

         1.21 "Television Content" consists of Content broadcast on television.

         1.22 "Term" means the term specified in paragraph 3.1 below.

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2.       LICENSE

         2.1 (a) Subject to the terms and conditions contained herein, CBS grants to Hollywood the non-exclusive right and license to:

                           (i) use, copy, publicly display, publicly perform, distribute, or otherwise make the CBS Content available on the Hollywood Site during the Term, and

                           (ii) Archive the CBS Content after expiration of the Term, to the extent CBS has the right to so license such Content to Hollywood.

                  (b) CBS agrees that users of the Hollywood Site may view, access, retrieve, copy and print only for noncommercial private use (which use shall exclude any not-for-profit private use) any CBS Content distributed hereunder on the Hollywood Site. Nothing in this Agreement grants Hollywood ownership or other rights in or to the CBS Content, except in accordance and to the extent of this license.

                  (c) "Archive", as used in this paragraph 2.1 (and with respect to CBS Content), shall mean the retention of CBS Content in the form, format and context originally displayed on the Hollywood Site during the Term (without, for avoidance of doubt, any editing or derivative use thereof), and use thereof in accordance with the terms of this Agreement applicable during the Term (including, without limitation, the CBS License Guidelines).

         2.2 Hollywood's exercise of the rights granted herein shall conform to the restrictions or requirements set forth in the CBS License Guidelines, as the CBS License Guidelines may be amended or revised from time to time by CBS, to reflect any changes in the business, practice, procedures or policies of CBS. CBS will notify Hollywood of such amendments/revisions.

         2.3 Hollywood shall have reasonable access to, and, subject to the conditions stated in the next sentence, CBS shall deliver CBS Content to Hollywood in a mutually agreed-upon form and format, provided Hollywood's request for CBS Content is reasonable. Notwithstanding anything to the contrary contained in this paragraph, CBS shall have the right to refuse to deliver to Hollywood any CBS Content if, in CBS's reasonable judgment: (i) any Content on the Hollywood Site (the "Hollywood Content") or (ii) the use contemplated for the CBS Content, conflicts with, interferes with or is detrimental to CBS's interests, reputation or business or might subject CBS to unfavorable regulatory action, violate any law, infringe the rights of any Person, or subject CBS to liability for any reason.

         2.4 (a) (i) The CBS Content licensed hereunder shall not exceed a total Market Value of Thirty Million Dollars ($30,000,000) during the Term (the "Aggregate Ceiling") or a Market Value of Four Million Three Hundred Thousand Dollars ($4,300,000) during each of the first six Contract Years and Four Million Two Hundred Thousand Dollars ($4,200,000) during the seventh Contract Year (the "Annual Ceiling"), subject to the

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         reduction(s) prescribed in section 2.4(a)(ii) below. The Aggregate
         Ceiling and the Annual Ceiling are sometimes hereinafter individually or collectively referred to as the "Ceiling Amount".

                           (ii) The Annual Ceiling shall be reduced by: (A) the (Market Value of the) Annual Ad Sales Option, as prescribed in paragraph 2.3 of the Ad Agreement; and (B) the Market Value of any advertising or promotion provided by CBS (during the Contract Year concerned), pursuant to paragraph 2.4 of the Ad Agreement.

                           (iii) "Market Value", as used in this subparagraph 2.4(a), shall mean:

                                    (A) with respect to CBS Content, the average
                            price paid by a third party for the license of such Content on the Internet (provided that CBS has an established market for licenses on the Internet) or, if no such rate (or CBS market) exists, then the average price for worldwide over-the-air free television use (including in all instances, without limitation, any costs related to the retrieval, preparation (e.g., tape transfer and/or duplication) or delivery of CBS Content).

                                     (B) with respect to advertising sales on
                            the Hollywood Site, the proportionate dollar amount (of the Gross Ad Revenues, as such term is defined in the Ad Agreement) of the Ad Sales Option (as defined in paragraph 2.3 of the Ad Agreement).

                                     (C) with respect to CBS advertising and
                            promotion, the unit price for the advertising medium concerned, as described in subparagraph 2.1(b) of the Ad Agreement.

                  (b) (i) Upon commencement of the Contract Year concerned and/or each calendar quarter of the Contract Year concerned, Hollywood shall use reasonable efforts to notify CBS of its election to license Content, exercise its Annual Ad Sales Option (as defined in paragraph 2.3 of the Ad Agreement) or utilize the Annual Additional Promo Commitment (as prescribed in paragraph 2.4 of the Ad Agreement), and the respective Market Values thereof.

                             (ii) If, upon expiration of the Contract Year
                  concerned, Hollywood has failed to notify CBS of its election, as set forth in section 2.4(b)(i) above, then the Annual Ceiling (or any portion thereof for which Hollywood has failed to notify CBS of its election) will be deemed forfeited.

                             (iii) Except as set forth in section 2.4(b)(ii)
                  above, if upon expiration of the Contract Year concerned, the Annual Ceiling has not been exhausted, then the amount of the unused portion of the Annual Ceiling for such Contract Year may be

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                  carried over to the immediately subsequent Contract Year (the
                  "Annual Ceiling Carryover"), it being understood, however, that (A) in the immediately subsequent Contract Year the Annual Ceiling Carryover shall be exhausted (first) before the Annual Ceiling for such subsequent Contract Year is utilized,
                  (B) Hollywood shall identify the intended use for (i.e., allocate) the Annual Ceiling Carryover during the first thirty
                  (30) days of the subsequent Contract Year, and CBS shall use reasonable efforts to satisfy the allocation request depending upon the availability of the inventory/item sought. In the event that the inventory is not available, then Hollywood shall make a substitute allocation within thirty (30) days following CBS's advising Hollywood that the inventory/item sought is unavailable, (C) any portion of the Annual Ceiling Carryover unused as of the expiration date of the Contract Year concerned (i.e., such subsequent Contract Year) shall be deemed forfeited, except to the extent Hollywood complied with the notice requirements prescribed herein and CBS did not deliver such portion of the Annual Ceiling Carryover and (D) any portion of the Ceiling Amount (including the Annual Ceiling Carryover) unused as of the expiration date of the Term shall be deemed forfeited, except to the extent Hollywood complied with the notice requirements prescribed herein and CBS did not deliver such portion of the Ceiling Amount or Annual Ceiling Carryover, as applicable.

         2.5 During the Term, the Hollywood Site shall consist of (i) movie-related entertainment news, data and merchandise offers (including movie celebrity interviews, movie reviews, movie trailers, movie soundtracks, movie-theater listings and movie ticketing), (ii) music-related news, data and merchandise offers, (iii) television-related news, data and merchandise offers and (iv) other entertainment-related Content and merchandise offers, in each case as determined by Hollywood from time to time in its sole discretion. All Content displayed on the Hollywood Site shall be subject to any restrictions or requirements set forth in the CBS License Guidelines. CBS shall have the right to demand the removal from the Hollywood Site of any Content which in CBS's reasonable business judgment conflicts with, interferes with or is detrimental to CBS's interests, reputation or business or which might subject CBS to unfavorable regulatory action, violate any law, infringe the rights of any Person, or subject CBS to liability for any reason. Hollywood shall thereafter remove the objected-to Content as soon as technically feasible, but in no event later than ten (10) days (or less than said ten days if CBS is or would be subject to potential liability, it being understood that: (i) in each instance, CBS shall notify Hollywood of the potential liability concerned; and (ii) Hollywood shall use its best efforts to remove the Content concerned as soon as possible, but in any event within three (3) business days) after written notice from CBS demanding the removal of such Content, subject to the next sentence. CBS shall have no right to demand the removal of any Content which is a hard news item of a nature normally reported by other news organizations of a character and stature equal to Hollywood or an editorial item clearly marked as such, provided, however, that such Content does not/will not subject CBS to unfavorable regulatory action, violate any law, infringe the rights of any Person, or subject CBS to liability for any reason. For purposes of this paragraph 2.5 (and in addition to the terms and conditions set forth in paragraph 7.4 below) notice shall be deemed given when sent by facsimile transmission to the fax number concerned in paragraph 7.4 below.

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         2.6 (a) During the Term, Hollywood shall periodically consult with CBS regarding the presentation of the CBS Content on the Hollywood Site. In no event shall Hollywood distort or misrepresent any material contained in the CBS Content. No CBS Content shall be used/displayed out of context. Hollywood shall have the right to edit and revise the CBS Content solely to meet spatial requirements provided that any such edits or revisions shall not distort or misrepresent any events, opinions or statements contained in the CBS Content.

                  (b) Subject to any restrictions or requirements in the CBS License Guidelines, Hollywood shall have the right, but not the obligation, to correct any errors, omissions and/or inaccuracies in the transmission or transcription of the CBS Content identified by Hollywood or reported to Hollywood by Hollywood Site users.

         2.7 Except as otherwise specified in this Agreement, during the Term, Hollywood shall not, without CBS's prior written approval, display, perform, distribute, transmit or otherwise make available in any media now known or hereafter developed, other than through the Hollywood Site, any CBS Content, or any portion thereof.

         2.8 In the event that Hollywood desires to use any music contained in any CBS Content on the Hollywood Site, prior to such use, Hollywood shall: (i) report to the applicable music rights society on behalf of CBS, all titles and publishers of all such music; (ii) secure, at its sole cost and expense, and pay for all performing, duplication and/or recording rights licenses, if any, required by the applicable rights holder(s) for the use of musical compositions and sound recordings on the Internet and (iii) assume any and all liability in connection with its use of the music. CBS shall endeavor to deliver to Hollywood accurate music cue sheets for all music contained in the CBS Content.

         2.9 Hollywood's right to Archive CBS Content shall cease if any of the following occurs: (i) CBS terminates this Agreement pursuant to paragraph 6.1; or (ii) Hollywood breaches any term of the CBS License Guidelines.

         2.10 Upon termination of this Agreement pursuant to paragraph 6.1 or the Archive rights, Hollywood shall cease using any CBS Content or Content derived therefrom. In that connection, Hollywood shall immediately remove or erase the CBS Content from the Hollywood Site as soon as technically practicable, but in no event shall any such material remain on the Hollywood Site more than ten (10) days (or less than said ten days, if CBS is or would be subject to potential liability) after CBS's notice of termination, and at CBS's request, Hollywood shall furnish CBS with certified evidence of such removal or erasure satisfactory to CBS.

3.       TERM

         3.1 The term of this Agreement ("Term") shall begin on January 3, 1999 and shall continue in full force and effect for a period of seven (7) years, through and including January 3, 2006, unless earlier terminated in accordance with the terms and conditions contained herein.

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4.       RIGHTS

         4.1 (a) As between CBS and Hollywood, CBS is or shall be the exclusive owner of and shall retain all right, title and interest to the CBS Content or any Content derived therefrom, including all Intellectual Property Rights therein (the "CBS Property").

                  (b) Hollywood shall place a notice of copyright on each CBS Content Page in accordance with the CBS License Guidelines. No CBS Content Page shall contain any other copyright notice whatsoever except as provided in the CBS License Guidelines. Hollywood shall cooperate fully with CBS in connection with CBS's obtaining appropriate copyright protection in the name of CBS for any CBS Content Page.

                  (c) With respect to all Content on the Hollywood Site other than the CBS Property (i.e., CBS Content or any Content derived therefrom), as between CBS and Hollywood, Hollywood is or shall be the exclusive owner of and shall retain all right, title and interest to such Content or any Content derived therefrom, including all Intellectual Property Rights therein, and that Content shall be deemed "Hollywood Content."

         4.2 Hollywood agrees to take all action and cooperate as is reasonably necessary, at CBS's request, to protect the CBS's rights, titles, and interests specified in this Article 4, and further agrees to execute any documents that might be necessary to perfect CBS's ownership of such rights, titles and interests.

5.       WARRANTIES; REPRESENTATIONS; INDEMNITIES

         5.1 (a) CBS represents and warrants that:

                           (i) it has full power and authority to enter into and fully perform this Agreement; and

                           (ii) it has sufficient right and authority to grant to Hollywood all licenses and rights granted by CBS hereunder.

             (b) Hollywood represents and warrants that:

                           (i) it owns or controls all right, title, and interest in and to the Hollywood Content and the Hollywood Site, and all Intellectual Property Rights therein, necessary to carry out its obligations hereunder;

                           (ii) it is has the full power and authority to enter into and fully perform this Agreement;

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                           (iii) the Hollywood Site (including any and all
         Intellectual Property Rights therein or connected thereto) and the Hollywood Content and the use thereof shall not violate any applicable law or infringe upon or violate any rights of any Person; and

                           (iv) the Hollywood Site will be produced, advertised and transmitted in accordance with all applicable federal, state, local and foreign laws and regulations.

         5.2 (a) Each party (the "Indemnifying Party") shall at all times indemnify, hold harmless and defend the other party (the "Indemnified Party") from and against any loss, cost, liability or expense (including court costs and reasonable attorneys' fees) arising out of or resulting from any breach by the Indemnifying Party of any representation, warranty, covenant or agreement contained herein. In the event of any such claim, the Indemnified Party shall:
(i) promptly notify the Indemnifying Party of the claim; (ii) allow the Indemnifying Party to direct the defense and settlement of any third party claim with counsel of the Indemnifying Party's choosing; and (iii) provide the Indemnifying Party, at the Indemnifying Party's expense, with information and assistance that is reasonably necessary for the defense and settlement of the third party claim. The Indemnified Party reserves the right to retain counsel, at the Indemnified Party's sole expense, to participate in the defense of any such claim. The Indemnifying Party shall not settle any such claim or alleged claim without first obtaining the Indemnified Party's prior written consent, which consent shall not be unreasonably withheld, if the terms of such settlement would adversely affect the Indemnified Party's rights under this Agreement or otherwise. If the Indemnifying Party assumes the defense and settlement of the claim as set forth above, then the Indemnifying Party's only obligation is to satisfy the claim, judgment or approved settlement.

                  (b) Any sums payable by Hollywood under this paragraph 5.2 may be offset by Hollywood against the Market Value of any advertising, Content or Ad Sales Commitment deliverable by CBS (the "CBS Deliverable(s)") pursuant to this Agreement or the Ad Agreement (the "Indemnity Offset"). The amount or Market Value of the CBS Deliverable concerned will be reduced by the proportion thereof used for or contributed to the Indemnity Offset. For purposes of the Indemnity Offset, Hollywood shall be obligated to exhaust the CBS Deliverables as follows:

                           (i) The Market Value of any advertising or promotion, deliverable pursuant to paragraph 2.1 of the Ad Agreement, shall be fully exhausted before any other CBS Deliverable is used for/contributed to the Indemnity Offset.

                           (ii) Provided the CBS Deliverable described in
         section 5.2(b) above has been fully exhausted, the Market Value of any Ceiling Amount, deliverable pursuant to subparagraph 2.4(a) of this Agreement (or the Additional Promo Commitment, deliverable pursuant to paragraph 2.4 of the Ad Agreement), shall be fully exhausted before any other CBS Deliverable is used for/contributed to the Indemnity Offset.

                           (iii) The Market Value of any Ad Sales Option deliverable pursuant to paragraph 2.3 of the Ad Agreement, may be used for/contributed to the Indemnity Offset only if and when the Deliverables described in sections 5.2(b)(i) and (ii) above have been fully exhausted.

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For avoidance of doubt, CBS's obligation to deliver any CBS Deliverable, pursuant to this Agreement or the Ad Agreement, shall be extinguished (or reduced, as applicable) to the extent that such CBS Deliverable is used for/contributed to any Indemnity Offset.

6.       REMEDIES

         6.1 CBS shall have the right to terminate this Agreement if any of the following occurs:

                  (a) The Hollywood Site contains Content which, in CBS's reasonable business judgment, violates Article I or Article III of the CBS License Guidelines and Hollywood fails to remove such Content from the Hollywood Site within ten (10) days after written notice of CBS's objection thereto demanding the removal of such Content.

                  (b) Except as otherwise set forth in subparagraph 6.1(a) above, either Hollywood or BEI (if applicable) breaches any material term or condition of this Agreement, or any Collaboration Agreement and fails to: (i) cure such breach within thirty (30) days after CBS's written notice of such breach, or (ii) complete curing such breach within sixty (60) days following CBS's notice of such breach; provided however that this clause (ii) shall only apply to a default that is incapable of being cured in thirty (30) days. The foregoing cure period will not apply: (x) solely with respect to this Agreement, to a term or condition (in this Agreement) for which a specific cure period is provided; or (y) to a breach incapable of being cured.

                  (c) BEI or Hollywood: (i) becomes insolvent or unable to pay its debts as they mature or makes an assignment for the benefit of its creditors; (ii) is the subject of a voluntary petition in bankruptcy or any voluntary proceeding relating to insolvency, receivership, liquidation, or composition for the benefit of creditors, if such petition or proceeding is not dismissed within sixty (60) days of filing; (iii) becomes the subject of any involuntary petition in bankruptcy or any involuntary proceeding relating to insolvency, receivership, liquidation, or composition for the benefit of creditors, if such petition or proceeding is not dismissed within sixty (60) days of filing; or (iv) is liquidated or dissolved.

                  (d) BEI issues to a Person any voting securities of BEI and:
(i) at the time of such issuance such Person is a CBS Competitor and (ii) as a result of such issuance such Person beneficially owns or controls, directly or indirectly, more than fifteen (15%) percent of the total voting power of BEI, in the aggregate. For the purposes of this subparagraphs 6.1(d), 6.1(e) and 6.1(f):
(x) the term "beneficial ownership" shall have the meaning set forth in Section 13(d) of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder; (y) the term "total voting power" shall mean at any time, the total number of votes that may be cast in the election of directors of BEI at any meeting of the holders of voting securities at such time for such purpose; and (z) the term "voting securities" shall mean the Capital Stock and any other securities issued by BEI having the power to vote in the election of directors of BEI including, without limitation, any securities having such power only upon the occurrence of a default or any other extraordinary contingency.

                  (e) BEI issues to a Person any voting securities of BEI and:
(i) at the time of such issuance such Person is a CBS Competitor that beneficially owns or controls, directly or indirectly, more than fifteen (15%) percent of the total voting power of BEI and (ii) as a result of such issuance the voting power of such Person is increased by any amount.

                  (f) BEI's board of directors consents to the acquisition of voting securities by a CBS Competitor such that as a result of such consent, the CBS Competitor beneficially owns or controls, directly or indirectly, more than 15% of the total voting power of BEI and at the time of such consent the Rights Agreement by and between BEI and American Stock Transfer & Trust Company dated August 23, 1996, as amended, is in full force and effect.

                  (g) Hollywood discontinues using the "Hollywood.com" mark (or any substitute mark approved by CBS) and does not establish use of a substitute mark reasonably acceptable to CBS within thirty (30) days after such discontinuation.

                  (h) The Hollywood Site ceases to operate due to any circumstance(s) (other than circumstances beyond Hollywood's reasonable control, which circumstances simultaneously affect a substantial number of Web Sites on the Internet) for: (i) a period of thirty (30) consecutive days; or (ii) a period of one week at least two times in any six (6) month period.

CBS may exercise its right to terminate pursuant to this paragraph 6.1 by sending Hollywood appropriate written notice. No exercise by CBS of any of its rights under this Article 6 will limit CBS's remedies by reason of Hollywood's or BEI's default, CBS's rights to exercise any other rights under this paragraph 6.1, or any of CBS's other rights.

7.       GENERAL

        7.1 Neither party may assign this Agreement, or their respective rights and obligations hereunder, in whole or in part without the other party's prior written consent. Any attempt to assign this Agreement without such consent shall be void and of no effect ab initio. Notwithstanding the foregoing, CBS may assign this Agreement or any of its rights and obligations hereunder to an affiliate or to any entity controlling, controlled by or under common control with, CBS, or to any entity that acquires CBS by purchase of stock or by merger or otherwise, or by obtaining substantially all of CBS's assets (a "CBS Assignee"), provided that any such CBS Assignee, or any division thereof, thereafter succeeds to all of the rights and is subject to all of the obligations of CBS under this Agreement.

         7.2 Each party hereto irrevocably submits to the exclusive jurisdiction of (a) the Supreme Court of the State of New York, New York County, and (b) the United States District Court for the Southern District of New York, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby or thereby. Each of CBS and Hollywood agrees to commence any such action, suit or proceeding either in the United States District Court for the Southern District of New York or if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the Supreme Court of the

State of New York, New York County. Each of CBS and Hollywood further agrees that service of any process, summons, notice or document by U.S. registered mail to such party's respective address set forth above shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction in this paragraph 7.2. Each of CBS and Hollywood irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby and thereby in (i) the Supreme Court of the State of New York, New York County, or (ii) the United States District Court for the Southern District of New York, and hereby and thereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

         7.3 If any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof (or the remaining portion thereof) or the application of such provision to any other Persons or circumstances.

         7.4 All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent, postage prepaid, by registered, certified or express mail or reputable overnight courier service and shall be deemed given when so delivered by hand, or if mailed, three days after mailing (one business day in the case of express mail or overnight courier service), as follows:

                  (a)      if to Hollywood,

                           hollywood.com, Inc.
                           2255 Glades Road, Suite 237W
                           Boca Raton, Florida   33431
                           Attention:  Mitchell Rubenstein, Chief Executive Officer
                           Fax: (561) 998-2974

                           with a copy to:

                           hollywood.com, Inc.
                           2255 Glades Road, Suite 237W
                           Boca Raton, Florida   33431
                           Attention:  W. Robert Shearer, General Counsel
                           Fax: (561) 998-2974


                                       14

                           and a copy to:

                           hollywood.com, Inc.
                           1620 26th Street, Suite 370 South
                           Santa Monica, CA  90404
                           Attention: Scott Shrock, Vice President of Operations
                           Fax: (310) 447-2887

                           and a copy to:

                           Greenberg Traurig
                           200 Park Avenue
                           New York, New York  10166
                           Attention: Clifford E. Neimeth, Esq.
                           Fax: (212) 801-6400

                  (b)      if to CBS:


                           CBS Corporation
                           51 West 52nd Street
                           New York, New York 10019
                           Attention:  Chief Financial Officer

                           with a copy to:

                           CBS Corporation
                           51 West 52nd Street
                           New York, New York 10019
                           Attention:  General Counsel

         7.5 The parties to this Agreement are independent contractors. There is no relationship of partnership, joint venture, employment, franchise, or agency between the parties. Neither party shall have the power to bind the other or incur obligations on the other's behalf without the other's prior written consent.

         7.6 No failure of either party to exercise or enforce any of its rights under this Agreement shall act as a waiver of such right.

         7.7 This Agreement, along with any Exhibits hereto, contains the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter. Neither party shall be liable or bound to any other party in any manner by any representations, warranties or covenants relating to such subject matter except as specifically set forth herein.

         7.8 This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to each of the other parties.

         7.9 This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

         7.10 This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed entirely within such State, without regard to the conflicts of law principles of such State.

         7.11 This Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein expressed or implied shall give or be construed to give to any Person, other than the parties hereto and such assigns, any legal or equitable rights hereunder.

         7.12 The headings contained in this Agreement or in any Exhibit or Schedule hereto are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein, shall have the meaning as defined in this Agreement. When a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

HOLLYWOOD.COM, INC.                         CBS CORPORATION


/s/ W. Robert Shearer                       /s/ Fredric G. Reynolds
---------------------                       -----------------------
W. Robert Shearer                           Fredric G. Reynolds
Senior Vice President                       Executive Vice President and
  and General Counsel                       Chief Financial Officer

                                    EXHIBIT A

            (Attached to and forming a part of the Agreement, made as
                 of January 3, 1999 between CBS Corporation and
                              hollywood.com, Inc.)
-------------------------------------------------------------------------------

                     CBS LICENSE GUIDELINES AND RESTRICTIONS
                     ---------------------------------------

I.       GENERAL

         (a) The Hollywood Site shall not include the following Content (or other materials regarding or containing the following): (i) cigarettes, (ii) hard liquor, (iii) massage parlors, (iv) abortion clinics, (v) firearms and ammunition, (vi) head shops, (vii) illegal (under federal, state, local or foreign laws) lotteries, (viii) gambling (other than legal lotteries under federal, state or local, local laws applicable to the venue concerned), (ix) sexually explicit content, or (x) Content that denigrates a particular group based on gender, race, creed, religion, sexual preference or handicap ("Proscribed Content"). The standard for Content deemed "sexually explicit" shall be subject to the standards and practices applicable to the CBS Television Network.

         (b) The CBS License Guidelines may be amended or revised from time to time by CBS, to reflect any changes in CBS's business, practice, procedures or policies. CBS will notify Hollywood of such amendments/revisions.


II.      CONTENT

         (a) (i) Each party shall notify the other of all errors, omissions, and/or inaccuracies in transmission or transcription of the CBS Content within twenty-four (24) hours after it becomes aware thereof.

                  (ii) If Hollywood provides such notice, it shall specify to CBS what action, if any, it has taken to correct the error, omission and/or inaccuracy.

                  (iii) If CBS provides such a notice, or receives such notice, it may specify the action to be taken by Hollywood to correct the error, omission and/or inaccuracy or resubmit such Content.

         (b) All CBS Content on the Hollywood Site shall be subject to restrictions and instructions disclosed by CBS at any time.

         (c) CBS shall have the right to demand the removal from the Hollywood Site of any Content which in CBS's reasonable business judgment conflicts with, interferes with or is detrimental to CBS's interests, reputation or business or which might subject CBS to unfavorable regulatory action, violate any law, infringe the rights of any Person, or subject CBS to liability for any reason. Hollywood shall thereafter remove the objected to Content as soon as technically feasible, but in no event later than ten (10) days (or less than said ten days, if CBS is or would be subject to potential liability , it being understood that: (i) in each instance, CBS shall notify Hollywood of the potential liability concerned; and (ii) Hollywood shall use its best efforts to remove the Content concerned as soon as possible, but in any event within three (3) business days) after written notice from CBS demanding the removal of such Content, subject to the next sentence. CBS shall have no right to demand the removal of any Content which is a hard news item of a nature normally reported by other news organizations of a character and stature equal to Hollywood or an editorial item clearly marked as such, provided, however, that such Content does not/will not subject CBS to unfavorable regulatory action, violate any law, infringe the rights of any Person, or subject CBS to liability for any reason. For purposes of this subparagraph II.(c) (and in addition to the terms and conditions set forth in paragraph 7.4) notice shall be deemed given when sent by facsimile transmission to the fax number concerned in paragraph 7.4.

         (d) Hollywood shall abide by responsible journalistic standards. No CBS Content shall be used and/or displayed out of context. Hollywood shall not distort or misrepresent any events, opinions or statements contained in the CBS Content received by Hollywood.


III.     CROSS-LINKS

         (a) Hollywood shall not establish any links from the Hollywood Site to any Internet Site containing Proscribed Content. Notwithstanding anything contained herein to the contrary, Hollywood shall not be deemed in breach of this Agreement if Hollywood links to an Internet web site, which Internet web site, in turn, includes advertising for, or links to, an independent web site (the "Indirectly Linked Site") displaying the above Proscribed Content, provided that Hollywood derives no revenues or other financial benefit from such Indirectly Linked Site or Proscribed Content. For avoidance of doubt, "financial benefit" includes the realization or accrual of any revenue from page views or reach of such Indirectly Linked, Site, or advertisements displayed on web site pages of such Indirectly Linked Site.

         (b) Hollywood shall not conduct any cross promotions between the Hollywood Site and any Internet Site which exhibits Proscribed Content.

IV.      OWNERSHIP

         (a) Hollywood shall place an appropriate copyright notice to be furnished by CBS on all CBS Content Pages of the Hollywood Site.

         (b) Hollywood and CBS shall mutually develop the procedures for placing any third party copyright notice on any CBS Content Page.




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